Exhibit 99.2

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Wealth Management	$28,850	$21,909	$100,941	$101,950
Institutional Services:
Institutional brokerage	986	(63)	4,814	6,574
Prime brokerage services	14,032	26,358	60,961	61,658
Institutional Services Total	15,018	26,295	65,775	68,232
Corporate Support	14,937	292	17,430	1,759
Total	$58,805	$48,496	$184,146	$171,941

Income (loss) from continuing operations before equity in income (loss) of limited partnerships and income taxes:
Wealth Management	$7,630	$6,383	$26,683	$35,276
Institutional Services:
Institutional brokerage	(114)	(1,935)	(638)	(1,823)
Prime brokerage services	(84)	101	277	2,851
Institutional Services Total	(198)	(1,834)	(361)	1,028
Corporate Support	5,988	(65,020)	(21,656)	(76,659)
Total	$13,420	$(60,471)	$4,666	$(40,355)

Equity in income (loss) of limited partnerships:
Wealth Management	$(99)	$(296)	$(898)	$51,901
Institutional Services:
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	(4,009)	(7,629)	(450)	(13,270)
Total	$(4,108)	$(7,925)	$(1,348)	$38,631

Gain on step acquisition:
Wealth Management	$-	$-	$-	$-
Institutional Services:
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	-	-	3,000	-
Total	$-	$-	$3,000	$-

Income (loss) from continuing operations before income taxes:
Wealth Management	$7,531	$6,087	$25,785	$87,177
Institutional Services:
Institutional brokerage	(114)	(1,935)	(638)	(1,823)
Prime brokerage services	(84)	101	277	2,851
Institutional Services Total	(198)	(1,834)	(361)	1,028
Corporate Support	1,979	(72,649)	(19,106)	(89,929)
Total	$9,312	$(68,396)	$6,318	$(1,724)

Net (income) loss attributable to the noncontrolling interest inconsolidated companies:
Wealth Management	$(1,447)	$115	$(5,112)	$(6,896)
Institutional Services:
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	-	-	-	-
Total	$(1,447)	$115	$(5,112)	$(6,896)

SMHG 4Q 2009 Earnings Teleconference Script – Final

Introduction: George L. Ball (GLB), Chairman of Sanders Morris Harris Group

GLB
Thank you, Operator, and good morning everyone.  Welcome to Sanders Morris Harris Group’s earnings release conference call for the fourth quarter of 2009.  With us today, by phone or in person, are:

Ric Edelman, President (RE)
Bruce McMaken, Executive Vice President
Rick Berry, Chief Financial Officer (RB)
Steve Cordill, President of Wealth Management (SRC)
John Unger, Senior Vice President and General Counsel

GLB
In a moment, I will turn the call over to Rick Berry.  He will discuss our financial results for the fourth quarter of 2009.  It will be followed by a question and answer session.  Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.  Rick –.

RB
I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no responsibility to update them.

RB
You should have had a chance to review our earnings release.  It outlines in some detail the components of our fourth quarter results.  I will not cover that material at any length, therefore, but will answer any questions later.

We had a good quarter.  Stripping out discontinued operations, our continuing businesses earned $4.9 million, or $0.17 per share, in the quarter.  Obviously, changes in the markets and therefore client assets can have a leverage effect on earnings.  Nonetheless, we have a core of comparatively less volatile fee-based revenue producing assets that will serve us well in the future, we believe.

GLB next comment

Selected Condensed Operating Information
(in thousands)
(unaudited)

GLB
We cannot control the markets.  We can control our marketing results to some considerable degree.  In the quarter, we added a net of $224 million.  In the year 2009 overall, the total was $684 million.  That represented 8% of client assets at the start of 2009.

The marketing growth last year – again, this excludes stock market gains – was in both our high net worth and mass affluent or Edelman Financial sectors.  The former added $288 million of client assets and the latter $396 million in 2009.  Our priority this year, of course, is the growth of Edelman Financial.

RE
This is Ric Edelman; Our first six offices were opened in greater New York City in September 2009. Four others, in the New York and Washington vicinities, have been opened thus far in 2010. An additional 14 are planned for this year, to be located in New York and Washington plus Boston, Chicago, Detroit, and Miami.

Draft 3 - 3/8/2010 11:02 AM
Each office has an average capital cost of approximately $250,000 and an expected maximum cash burn of one half million dollars ($500,000) before becoming cash flow positive, which is estimated to occur between the 12th and 15th month of operation. After three years, a branch – generally containing two financial planners and two support persons – is projected to net over $500,000 of pretax profit before corporate overhead. The early results of our expansion offices are going as expected and actually a bit better. We do not yet have enough metrics to claim victory, but all of the financial planners, all of the financial planners, the offices and all of the data points to date are progressing as we had hoped.

RB
At year-end, the Company had $41.9 million of cash and equivalents, or $1.40 per share.  It has reduced its debt from $35 million at the beginning of 2009 to $20.2 million at the end of the year. In addition, the Company has a remaining balance of $75.9 million on receivables from Salient Partners, L.P. and Endowment Advisers, L.P., the manager of The Endowment Fund, the largest SEC-registered fund of hedge funds product for retail investors. The larger of these receivables is payable at the greater of $12 million a year or 23% of the distributions from Endowment Advisers. Sanders Morris Harris has a book value of $7.50 per share including goodwill and $118.5 million of tangible book value.

SRC
We also expanded in our high net worth area. On January 1, 2010, we bought 50% of Investor Solutions Group, a California-based high net worth firm. We are looking at other high net worth platforms as well, both independent contractor representatives and employee representatives.  Our partnership with Alkeon Capital Management, the new ACAP Fund, is a promising investment program we think will have considerable appeal to our financial advisors and wealth managers. Alkeon was organized in 2001 and manages approximately $1.5 billion in client assets.

GLB
In short, we have become a wealth management company.  We are also integrating a number of the support functions between SMH and Edelman Financial.  HR and Accounting are already consolidated.  IT will be combined in the near future, and we are studying all of the other administrative sectors as well.  Our goal is not just cost reduction, but better, more efficient operations.

RE
As part of integration, our Board recently approved an Executive Incentive Plan covering 21 of our senior managers company-wide, both Sanders Morris Harris and Edelman. For the first time, all of us have on identical set of corporate goals, and personal compensation of all executives and management are dependent on us achieving those goals. This new compensation plan is not a giveaway — In fact, at our budgeted level of earnings; it generates slightly less compensation than the previous formula.  What it does, however, is to give all of us a unified target, whether we work in Houston, Fairfax or elsewhere.

GLB
We think the Company has made considerable progress over the last year.  We survived the ravages of the 2007-2008 market extremely well compared to other financial firms.  We have a clear plan to grow both our high net worth and Edelman Financial sectors with or without market improvement.  That plan is moving forward well and we think the future is bright.  With that, we’ll be pleased to answer any questions.